Exhibit 99.1
For Immediate Release
Contact:
Carrie McIntyre
SVP, Treasurer
(703) 387-3320
Interstate Hotels & Resorts Reports Fourth-Quarter, Full-Year 2006 Results
Fourth-Quarter RevPAR Increases 8.8 Percent
     ARLINGTON, Va., March 5, 2007—Interstate Hotels & Resorts (NYSE: IHR), one of the nation’s largest independent hotel management companies, today reported strong operating results for the fourth quarter and year ended December 31, 2006. The company’s performance for the fourth quarter and full year include the following (in millions, except per share amounts):

	Fourth Quarter		Full Year
	2006	2005	2006	2005
Total revenue (1)	$41.6	$37.9	$140.7	$101.7
Net income	10.8	7.2	29.8	12.9
Diluted earnings per share	0.34	0.23	0.94	0.42
Adjusted EBITDA (2) (3)	20.2	18.4	71.0	39.3
Adjusted net income (2)	9.1	9.7	31.8	13.8
Adjusted diluted EPS (2)	0.28	0.31	1.01	0.45

(1)	Total revenue excludes other revenue from managed properties (reimbursable costs).

(2)	Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS are non-GAAP financial measures and should not be considered as an alternative to any measures of operating results under GAAP. See further discussion of non-GAAP financial measures and reconciliations to net income later in this press release.

(3)	Includes the company’s share of EBITDA from unconsolidated Joint Venture investments, excluded from our previously issued guidance, in the amounts of $1.2 million and $0.5 million in the fourth quarter of 2006 and 2005 respectively, and $4.3 million and $2.5 million for the full year of 2006 and 2005, respectively.
Highlights for the fourth quarter include:
•	Incentive management fees of $16.7 million, an increase of 16.5 percent, compared to 2005.

•	Same-store RevPAR increase of 8.8 percent.

•	The purchase in October of the Arlington Hilton in Texas for $37.0 million, or $120,000 per key.

•	The acquisition in December of a 15.7 percent joint venture interest in the Courtyard by Marriott in Boise, Idaho, for $1.1 million.

•	A gain of $5.4 million from the sale of seven hotels out of the Meristar Investment Partners joint venture.
Hotel Management Results
     Same-store RevPAR for all managed hotels in the fourth quarter of 2006 rose 8.8 percent to $82.84. Average daily rate (ADR) advanced 8.3 percent to $122.58, and occupancy increased 0.4 percent to 67.6 percent.
     Same-store RevPAR for all full-service managed hotels increased 9.6 percent in the fourth quarter to $88.53, ADR rose 8.2 percent to $130.04, and occupancy improved 1.3 percent to 68.1 percent.
     Same-store RevPAR for all select-service managed hotels improved 4.9 percent to $62.89, reflecting a 7.8 percent gain in ADR to $95.55 and a 2.7 percent decline in occupancy to 65.8 percent.
     “Operationally, we had an outstanding fourth quarter, as our RevPAR growth exceeded our guidance and surpassed the industry average,” said Thomas F. Hewitt, chief executive officer. “We saw above average growth in the Chicago, Seattle, San Francisco, and New York markets.
     “On the development front, we expanded our international portfolio, signing several contracts in Europe for properties that are under development, including the first Hilton in Russia. We now have management agreements to operate seven properties overseas,” Hewitt noted.

Wholly-owned Hotel Results
     Interstate continued to successfully execute its strategy to diversify and stabilize its income streams through the increase of wholly-owned hotel real estate. “In mid-October, we acquired the Hilton in Arlington, Texas, and have been pleased with the hotel’s operations to date,” Hewitt said. “Our wholly-owned hotels continue to outpace our expectations, which is a testament to the strength of our business development and hotel operating teams.”
     RevPAR increased 3.8 percent in the fourth quarter for the four wholly-owned hotels. However, RevPAR increased 11.0 percent excluding the Hilton Garden Inn Baton Rouge, which experienced tremendous demand in late 2005 as a result of hurricane Katrina.
     EBITDA from the company’s owned hotels was $2.2 million for the fourth quarter and $7.2 million for the year ended December 31, 2006, as illustrated below (in millions):

	Fourth Quarter		Full Year
Owned Hotels	2006	2005	2006	2005
Net Income	$0.1	$(0.2)	$1.9	$0.9
Interest Expense	1.1	0.4	2.9	1.1
Depreciation and Amortization	1.0	0.4	2.4	1.4

EBITDA	$2.2	$0.6	$7.2	$3.4

     The EBITDA contribution from the company’s wholly-owned hotels was 10 percent in 2006. “We expect this percentage to increase significantly in 2007,” Hewitt said.
     “In early February we completed the acquisition of the 297-room Hilton Houston Westchase, the fifth wholly-owned property in the portfolio, for $50.5 million. The hotel was financed by a $32.8 million mortgage as well as cash on hand. With the purchase of this hotel we have increased our real estate holdings by over $100 million in 2006 and early 2007.
     “We continue to seek opportunities to acquire highly regarded, branded properties in major markets with strong demand generators,” he added.

“Demand for hotel real estate remains at record levels, but we have been able to source attractive off-market opportunities and avoid competitive bidding situations. Perhaps more important, we have proven we have the expertise to judge the merits of the real estate investments we see and the discipline to walk away if necessary. Our pipeline remains very active, with our current owners remaining one of our best resources.”
Joint Venture Investments
     The company ended the quarter with minority ownership in 17 properties through 11 joint venture partnerships. The company’s share of EBITDA from joint venture investments was $1.2 million in the fourth quarter and $4.3 million for the full year 2006, as compared to $0.5 million and $2.5 million for the same periods last year. The company’s share of non-recourse mortgage debt from joint ventures is $16.0 million.
     Hewitt noted that the company has been active during the quarter expanding its earnings diversification through joint-venture transactions. “In December we acquired a 15.7 percent interest in the Courtyard Boise for $1.1 million. This hotel was valued at an attractive price, and we are optimistic about its long-term potential.”
     Also in December, the Meristar Investment Partners joint venture, in which the company holds a 10 percent interest, sold seven hotels. The company received proceeds of $6.4 million and recorded a gain of $5.4 million. Interstate continues to manage two of the properties. “This completes the life cycle of this investment and allows us to recognize its value and redeploy the capital into our core businesses,” Hewitt said.
     “In mid-January, we announced the formation of a JV partnership with The John Buck Company (TJBC) to build five to 10 new aloft hotels over the next several years.

aloft is an exciting new Starwood brand and an outstanding growth vehicle that will allow us to combine our extensive experience operating more than 30 hotel brands with TJBC’s 25 years of experience developing office, residential and hotel projects. Both companies will be equity participants in the hotels.”
     The joint venture will build the first two properties in Rancho Cucamonga, Calif. and Cool Springs, Tenn., a suburb of Nashville. Construction of the California hotel is expected to begin in the first quarter of 2007, with an opening scheduled for early 2008; Cool Springs is slated to start construction in late spring 2007, with an opening expected in late spring 2008.
     “We expect to close on several additional joint ventures in the first half of 2007 and continue to see this type of investment as a key growth strategy for acquiring long term management contracts and building strategic relationships with owners,” Hewitt pointed out.
BridgeStreet Sale
     In January 2007, Interstate sold its BridgeStreet Worldwide corporate housing subsidiary to an affiliate of Sorrento Asset Management, a Dublin, Ireland-based company for net proceeds of approximately $40.5 million.
     “Over the past two years, BridgeStreet underwent a remarkable turnaround and compiled an impressive record of earnings growth,” Hewitt said. “However, corporate housing is no longer part of our core growth strategy. With the turnaround achieved, we believed the timing was right for us to exit this business and monetize the value we had created.” The company plans to reinvest the proceeds into its core business.
Balance Sheet
     On December 31, 2006, Interstate had:
•	Total cash of $25.3 million.

•	Total debt of $84.2 million, consisting of $40.5 million of senior debt and $43.7 million of non-recourse mortgage debt.

     “Throughout the year, we were able to acquire a partial ownership interest in 10 hotels for $16.3 million and whole ownership in two hotels for $51.6 million, primarily funded by operating cash flow, acceleration of future termination fees, and proceeds from the sales of the Sawgrass and MIP joint ventures,” said Bruce Riggins, chief financial officer. “We were able to reduce our net debt by $13 million despite investing $67.9 million in the 12 hotels.”
     In early 2007, the company used approximately $25 million from the proceeds of the sale of Bridgestreet to pay down the senior credit facility to $15.5 million. The balance of the proceeds from the BridgeStreet sale were used to acquire the Hilton Houston Westchase. After both of these transactions, the company has $92 million of total debt outstanding, consisting of $15.5 million of senior debt and $76.5 of mortgage debt, along with $55 million available on the line of credit.
     The company expects to refinance its $70.5 million senior credit facility in March, replacing it with a new facility comprised of a $65 million term loan and a $60 million revolver, both holding an interest rate of approximately LIBOR plus 275 basis points. “The anticipated new credit facility will both lower our cost of borrowing, and provide us with greater flexibility to purchase hotels and continue executing on our three-pronged growth strategy. We continue to maintain a prudently leveraged balance sheet, and post-closing, we will have more than $80 million in available funds to respond to future business opportunities.”
Outlook and Guidance
     “We remain very positive about the industry outlook and our growth prospects, especially considering that supply at this stage remains constrained by historical standards and demand remains in a solid uptrend,” Hewitt said. “Despite our optimism, we expect EBITDA to be substantially lower in 2007 as a result of the decrease in termination fees of approximately $22 million compared to 2006, the sale of our BridgeStreet division, which contributed $6.1 million in 2006, coupled with a reduction of hotels under management.

While we expect the real estate market to remain quite active in 2007, we will continue to selectively pursue our earnings diversification strategy, opportunistically acquiring real estate through JVs and for our own account, along with adding management contracts, both internationally and domestically.”
The company provides the following guidance for the first-quarter and full-year 2007:
•	RevPAR, on a same-store basis, is expected to increase 7 to 8 percent in the first quarter and 6 to 8 percent for the full year;

•	Net income (loss) and adjusted net income (loss) of $(1.1) million to $(0.5) million in the first quarter and $7.0 million to $8.2 million for the full year, which excludes the gain on sale of the BridgeStreet corporate housing business, and includes a $4 million, or $0.08 per share, impact of accelerating amortization of capitalized management contracts with Blackstone from 25 years to approximately four years;(4)

•	Diluted earnings (loss) per share and adjusted diluted earnings (loss) per share of $(0.04) to $(0.02) for the first quarter and $0.22 to $0.26 for the full year;(4)

•	Adjusted EBITDA of $3.8 million to $4.8 million for the first quarter and $40.0 million to $42.0 million for the full year, which includes the following:
o	Approximately $0.7 million and $5 million from the company’s share of EBITDA from unconsolidated joint ventures for the first quarter and full year respectively.

o	EBITDA from wholly-owned hotels of $3 million to $4 million for the first quarter and $18 million to $19 million for the full year.
•	Termination fees of approximately $4.0 million for the full year;

•	Incentive fees of $17.5 million to $19.5 million for the full year.

•	Full-year total capex of approximately $8 million, primarily for the current portfolio of five wholly-owned hotels, including $4 million to be funded out of mortgage related escrows.

(4)	Management is currently evaluating the impact of FIN 48 Accounting for Uncertainty in Income Taxes, which is effective for the 1st quarter of 2007. Therefore, our guidance does not consider the effect of this new accounting pronouncement.

     Interstate will hold a conference call to discuss its fourth-quarter results today, March 5, at 10 a.m. Eastern Time. To hear the webcast, interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then Fourth-Quarter Conference Call. A replay of the conference call will be available until midnight on Monday, March 12, 2007, by dialing (800) 405-2236, reference number 11084405, and an archived webcast of the conference call will be posted on the company’s Web site through April 5, 2007.
     As of February 28, Interstate Hotels & Resorts operated 204 hospitality properties with more than 46,000 rooms in 36 states, the District of Columbia, Canada, and Russia. For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.
Non-GAAP Financial Measures
     Included in this press release are certain non-GAAP financial measures, which are measures of our historical or estimated future performance that are different from measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (or GAAP), within the meaning of applicable Securities and Exchange Commission rules, that we believe are useful to investors. They are as follows: (i) Earnings before interest, taxes, depreciation and amortization (or “EBITDA”) and (ii) Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.
EBITDA
     A significant portion of our non-current assets consists of intangible assets, related to some of our management contracts, and long lived assets, which includes the cost of our owned hotels. Intangible assets, excluding goodwill, are amortized over their expected term.

Property and equipment is depreciated over its useful life. Because amortization and depreciation are non-cash items, management and many industry investors believe the presentation of EBITDA is useful. We also exclude depreciation and amortization and interest expense from our unconsolidated joint ventures. We believe EBITDA provides useful information to investors regarding our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions. It is also widely used by management in the annual budget process. We believe that the rating agencies and a number of lenders use EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use measures similar to EBITDA presented herein.
Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS
     We define Adjusted EBITDA as, EBITDA, excluding the effects of certain recurring and non-recurring charges, transactions and expenses incurred in connection with events management believes do not provide the best indication of our ongoing operating performance. These charges include restructuring and severance expenses, asset impairments and write-offs, gains and losses on asset dispositions for both consolidated and unconsolidated investments, and other non-cash charges. We believe that the presentation of Adjusted EBITDA will provide useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. We also use Adjusted EBITDA in determining our incentive compensation for management.

     Similarly, we define Adjusted net income and Adjusted diluted EPS as net income and diluted EPS, without the effects of those same charges, transactions and expenses described earlier. We believe that Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS are useful performance measures because including these expenses, transactions, and special charges may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include these charges may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.
Limitations on the use of EBITDA, Adjusted EBITDA and Adjusted Net Income
We calculate EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS as we believe they are important measures for our management’s and our investors’ understanding of our operations. These may not be comparable to measures with similar titles as calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash receipts and expenditures from investments, interest expense and other non-cash items have been and will be incurred and are not reflected in the EBITDA and Adjusted EBITDA presentations. Adjusted net income and Adjusted diluted EPS do not include cash receipts and expenditures related to those same items and charges discussed above. Management compensates for these limitations by separately considering these excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS should not be considered a measure of our liquidity. Adjusted net income and Adjusted diluted EPS should also not be used as a measure of amounts that accrue directly to our stockholders’ benefit.

     This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking, although not all forward-looking statements will contain such words. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, changes in business and leisure travel patterns or levels, fuel cost, economic conditions generally and the hotel and real estate markets specifically, international and geopolitical instability, health concerns, threatened or actual terrorist attacks, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, changes in supply and demand for lodging facilities in our current and proposed market areas, and the Company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2005.

Interstate Hotels & Resorts, Inc.
Statements of Operations
(Unaudited, in thousands except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenue:
Lodging	$9,318	$4,156	$27,927	$12,638
Management fees	28,889	28,104	75,305	70,674
Termination fees (1)	990	3,038	25,881	7,199
Other	2,451	2,599	11,568	11,140

	41,648	37,897	140,681	101,651
Other revenue from managed properties	188,931	228,310	834,484	893,760

Total revenue	230,579	266,207	975,165	995,411

Expenses:
Lodging	7,098	3,518	20,768	10,009
Administrative and general	16,098	17,622	59,327	59,972
Depreciation and amortization	2,006	2,061	6,721	8,040
Restructuring and severance	—	—	—	1,952
Asset impairments and write-offs (2)	2,548	2,626	13,214	5,583

	27,750	25,827	100,030	85,556
Other expenses from managed properties	188,931	228,310	834,484	893,760

Total operating expenses	216,681	254,137	934,514	979,316

OPERATING INCOME	13,898	12,070	40,651	16,095

Interest income	575	429	2,020	1,292
Interest expense (3)	(2,259)	(2,045)	(8,481)	(10,263)
Equity in earnings (losses) of affiliates	5,547	681	9,858	3,492
Gain on sale of investments and extinguishment of debt (4)	162	(53)	162	4,658

INCOME BEFORE MINORITY INTEREST AND INCOME TAXES	17,923	11,082	44,210	15,274

Income tax expense	(7,058)	(4,398)	(17,271)	(6,315)
Minority interest expense	(52)	(124)	(223)	(173)

INCOME FROM CONTINUING OPERATIONS	10,813	6,560	26,716	8,786
Income from discontinued operations, net of tax (5)	13	607	3,063	4,091

NET INCOME	$10,826	$7,167	$29,779	$12,877

BASIC EARNINGS PER SHARE:
Continuing operations	$0.34	$0.21	$0.86	$0.29
Discontinued operations	—	0.02	0.10	0.13

Basic earnings per share	$0.34	$0.23	$0.96	$0.42

DILUTIVE EARNINGS PER SHARE:
Continuing operations	$0.34	$0.21	$0.85	$0.29
Discontinued operations	—	0.02	0.09	0.13

Dilutive earnings per share	$0.34	$0.23	$0.94	$0.42

Weighted average shares outstanding (in thousands):
Basic	31,533	30,579	31,122	30,522
Diluted (6)	31,846	30,935	31,559	30,825

Interstate Hotels & Resorts, Inc.
Hotel Level Operating Statistics
(Unaudited)

	Quarter Ended December 31,			Year Ended December 31,
	2006	2005	% change	2006	2005	% change
Managed Hotels — Hotel Level Operating Statistics: (7)

Full-service hotels:
Occupancy	68.1%	67.2%	1.3%	72.5%	70.9%	2.3%
ADR	$130.04	$120.24	8.2%	$126.38	$117.52	7.5%
RevPAR	$88.53	$80.76	9.6%	$91.63	$83.37	9.9%

Select-service hotels:
Occupancy	65.8%	67.6%	(2.7)%	71.7%	71.5%	0.3%
ADR	$95.55	$88.67	7.8%	$94.61	$87.82	7.7%
RevPAR	$62.89	$59.93	4.9%	$67.83	$62.76	8.1%

Total:
Occupancy	67.6%	67.3%	0.4%	72.3%	71.1%	1.7%
ADR	$122.58	$113.20	8.3%	$119.37	$110.87	7.7%
RevPAR	$82.84	$76.14	8.8%	$86.33	$78.79	9.6%

Owned Hotels — Hotel Level Operating Statistics: (8)

Occupancy	62.7%	63.3%	(0.9)%	69.5%	64.0%	8.6%
ADR	$109.19	$104.31	4.7%	$110.49	$100.32	10.1%
RevPAR	$68.48	$66.00	3.8%	$76.75	$64.22	19.5%

Interstate Hotels & Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures (9)
(Unaudited, in thousands except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net income	$10,826	$7,167	$29,779	$12,877
Adjustments:
Depreciation and amortization	2,006	2,061	6,721	8,040
Interest expense, net	1,684	1,616	6,461	8,971
Depreciation and amortization from unconsolidated joint ventures	389	21	1,549	1,406
Interest expense, net from unconsolidated joint ventures	677	886	2,575	2,488
Discontinued operations, net (5)	455	474	3,068	3,530
Income tax expense	7,058	4,398	17,271	6,315

EBITDA	23,095	16,623	67,424	43,627
Restructuring and severance (10)	—	—	—	2,043
Asset impairments and write-offs (2)	2,548	2,626	13,214	5,583
Gain on sale of investments and extinguishment of debt (4)	(162)	113	(162)	(7,203)
Equity interest in the gain on sale of unconsolidated joint ventures (11)	(5,383)	(1,107)	(9,706)	(4,914)
Minority interest expense	52	124	223	173

Adjusted EBITDA	$20,150	$18,379	$70,993	$39,309

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net income	$10,826	$7,167	$29,779	$12,877
Adjustments:
Restructuring and severance (10)	—	—	—	2,043
Asset impairments and write-offs (2)	2,548	2,626	13,214	5,583
Gain on sale of investments and extinguishment of debt (4)	(162)	113	(162)	(7,203)
Deferred financing costs write-off (3)	—	—	—	1,847
Equity interest in the gain on sale of unconsolidated joint ventures (11)	(5,383)	(1,107)	(9,706)	(4,914)
Equity in the write-off of deferred financing costs (12)	—	—	—	295
Minority interest	7	16	(15)	39
Income tax rate adjustment (13)	1,216	899	(1,306)	3,265

Adjusted net income	$9,052	$9,714	$31,804	$13,832

Adjusted diluted earnings per share	$0.28	$0.31	$1.01	$0.45

Weighted average number of diluted shares outstanding (in thousands) (6):	31,846	30,935	31,559	30,825

Interstate Hotels & Resorts, Inc.
Outlook Reconciliation (9), (14)
(Unaudited, in thousands)

	Forecast
	Quarter Ending	Year Ending
	March 31, 2007	December 31, 2007
Net income	$(800)	$7,600
Adjustments:
Depreciation and amortization	3,400	15,300
Interest expense, net	1,800	9,400
Depreciation and amortization from unconsolidated joint ventures	300	1,400
Interest expense, net from unconsolidated joint ventures	200	2,100
Income tax expense	(600)	5,100

EBITDA	4,300	40,900
Minority interest expense	—	100

Adjusted EBITDA	$4,300	$41,000

Interstate Hotels & Resorts, Inc.
Notes to Financial Tables
(Unaudited)

(1)	We record termination fees as revenue when all contingencies related to the termination fees have been removed. In September 2006, we recognized $15.1 million of one-time termination fees through an agreement removing all remaining contingencies related to the unpaid termination fees for hotels where Blackstone terminated its management agreement with the company on or before October 1, 2006.

(2)	This amount represents losses recorded for intangible costs associated with terminated management contracts and other asset impairments.

(3)	For 2005, interest expense includes $1.8 million of deferred financing fees expensed in the first quarter in connection with the refinancing of our senior secured credit facility.

(4)	In the fourth quarter of 2006, we recognized a gain of $0.2 million related to the sale of stock warrants for stock in an unaffiliated company. In the first quarter of 2005, we recognized a gain of $0.3 million from the exercise of stock warrants for stock in an unaffiliated company. In the third quarter of 2005, we recognized a gain of $4.3 million on the extinguishment of the remaining principal and accrued interest on a non-recourse promissory note and a gain of $2.6 million on the sale of the Pittsburgh Residence Inn by Marriott (this gain is recorded in discontinued operations on our statement of operations).

(5)	In September 2005, we completed the sale of the Pittsburgh Airport Residence Inn by Marriott. In January 2007, we completed the sale of our subsidiary, BridgeStreet Corporate Housing which was classified as held for sale on December 31, 2006. Accordingly, we have presented these operations as discontinued operations for the periods presented. In addition, the calculation of EBITDA reflects the elimination of interest expense, depreciation and amortization and income taxes related to those discontinued operations, which is shown in the following tables.

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
BridgeStreet:
Depreciation & Amortization	$340	$250	$1,533	$1,101
Interest Expense	1	—	19	—
Tax expense (benefit)	114	282	1,516	1,012
Residence Inn Pittsburgh:
Depreciation & Amortization	—	—	—	156
Tax expense (benefit)	—	(58)	—	1,261

Total Discontinued Operations	$455	$474	$3,068	$3,530

(6)	Our diluted earnings per share assumes the issuance of common stock for all potentially dilutive common stock equivalents outstanding. Potentially dilutive shares include restricted stock and stock options granted under our comprehensive stock plan and operating partnership units held by minority partners. No effect is shown for any securities that are anti-dilutive.

(7)	We present certain operating statistics (i.e. occupancy, RevPAR and ADR) for the periods included in this report on a same-store hotel basis. We define our same-store hotels as those which (i) are managed by us for the entirety of the reporting periods being compared or have been managed by us for part of the reporting periods compared and we have been able to obtain operating statistics for the period of time in which we did not manage the hotel, and (ii) have not sustained substantial property damage, business interruption or undergone large-scale capital projects during the reporting periods being presented. In addition, the operating results of hotels for which we no longer managed as of December 31, 2006 are also not included in same-store hotel results for the periods presented herein. Of the 223 properties that we managed as of December 31, 2006, 208 hotels have been classified as same-store hotels. RevPar is defined as revenue per available room. ADR is defined as average daily rate.

(8)	Owned Hotels — Hotel Level Operating Statistics include periods prior to our ownership. Hilton Concord was purchased in February 2005, Hilton Durham was purchased in November 2005, Hilton Garden Inn in Baton Rouge was purchased in June 2006 and Hilton Arlington was purchased in October 2006. Statistics for these properties are also included in the Managed Hotels — Hotel Level Operating Statistics.

(9)	See discussion of EBITDA, adjusted EBTIDA, adjusted net income and adjusted diluted earnings per share, located in the “Non-GAAP Financial Measures” section, described earlier in this press release.

(10)	Restructuring and severance includes $0.1 million of restructuring expenses incurred in the first six months of 2005 which are related to BridgeStreet Corporate Housing. These expenses are classified as part of discontinued operations on the consolidated statement of operations.

(11)	In the third quarter of 2006, we sold our joint venture ownership in Marriott Sawgrass Resort & Spa. We received proceeds of $15.3 million and recognized a gain of $4.5 million. Using the proceeds from the sale, we reinvested $9.3 million in RQB Resort Investors LLC and RQB Development Investors LLC (together, RQB, and the buyer of the Marriott Sawgrass Resort & Spa) for a 10% preferred equity investment. In the fourth quarter of 2006, the MIP joint venture was sold. We recognized a gain of $5.4 million related to our portion of the sale. We incurred losses of $0.2 million from another joint venture for write -offs of contributions. In the first quarter of 2005, one of our joint ventures sold the Hilton San Diego Gaslamp hotel and in the second quarter it sold the related retail space. We recognized a gain of $4.2 million, which represents our portion of the gain on the sale. In the second quarter of 2005, one of our joint ventures sold the Wyndham Milwaukee, of which our portion of the loss on sale was $0.4 million. In the fourth quarter of 2005, one of our joint ventures sold the Marriott Residence Inn Houston, of which our portion of the gain on sale was $1.1 million. These amounts have been included in our equity in earnings (losses) of affiliates.

(12)	This amount is included in equity in earnings (losses) of affiliates and represents our portion of deferred financing costs written off in connection with the refinancing of the MIP joint venture’s senior debt.

(13)	This amount represents the effect on income tax expense for the adjustments made to net income at an effective tax rate of 39% as of December 31, 2006 and 28% as of December 31, 2005. The 2005 effective tax rate differs from the effective tax rate reported in our statements of operations by 13%.

(14)	Our outlook reconciliation uses the mid-point of our estimates.